UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, March 5, 2015, at 9:00 a.m., local time, for the following purposes:

1. To elect four directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2. To conduct an advisory vote on compensation paid to the Company’s named executive officers;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2015; and

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 5, 2015 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 22, 2015

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 5, 2015.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=proxy

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4 th Floor, Cleveland, Ohio 44114, on Thursday, March 5, 2015, at 9:00 a.m., local time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 22, 2015.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of four directors, an advisory vote on executive compensation and the ratification of the Company’s selection of its independent accountants. The Company is not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 5, 2015, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,667,494 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, March 5, 2015, at 9:00 a.m., local time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, has been retained at an estimated cost of $15,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, the Company urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The four nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of December 15, 2014 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Common Stock Beneficially Owned(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
FMR LLC(2)	2,999,042	—	2,999,042	5.70%
Vanguard Group, Inc.(3)	2,890,236	—	2,890,236	5.49%
Capital World Investors(4)	2,888,958	—	2,888,958	5.49%
Berkshire Partners LLC(5)	2,711,047	—	2,711,047	5.15%

Directors
William Dries	744	3,896	4,640	*
Mervin Dunn	1,874	16,796	18,670	*
Michael Graff(6)	31,518	896	32,414	*
Sean P. Hennessy	15,448	16,796	32,244	*
W. Nicholas Howley(7)	26,735	1,110,624	1,137,359	2.12%
Raymond F. Laubenthal(8)	106,669	307,430	414,099	*
Douglas W. Peacock(9)	3,787	16,796	20,583	*
Robert J. Small(10)	2,771,100	6,396	2,777,496	5.28%
John Staer	91	2,496	2,587	*
Named Executive Officers
Gregory Rufus(11)	10,000	194,920	204,920	*
Robert Henderson	8,500	230,000	238,500	*
Bernt Iversen II	5,010	213,640	218,650	*
All directors and executive officers as a group (18 persons)(12)	3,029,814	2,471,586	5,501,400	9.99%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of December 15, 2014. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 15, 2014, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,624,501 shares of common stock of the Company outstanding as of December 15, 2014.
(2)

Information obtained from a Schedule 13G filed by FMR LLC and Edward C. Johnson III on February 14, 2014 and a Form 13F-HR filed by FMR LLC on November 14, 2014 reporting holdings as of September 30, 2014. According to FMR LLC’s 13F-HR filing, FMR LLC has voting power over 36,802 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). Fidelity SelectCo, LLC (“SelectCo”), a wholly owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of acting as investment adviser to various investment companies (the “SelectCo Funds”).

Mr. Johnson is Chairman of FMR LLC. Each of Mr. Johnson and FMR LLC, through their control of Fidelity and SelectCo, has the sole power to dispose of the shares owned by the Fidelity Funds and the SelectCo Funds. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of the Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and a registered investment adviser, provides investment advisory services to individuals. As such FMR LLC’s beneficial ownership includes common stock beneficially owned through Strategic Advisors, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial holder of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Each of Mr. Johnson and FMR LLC, through their control of PGALLC and PGATC, has sole dispositive power and sole power to vote or direct the voting of the shares of common stock owned by the institutional accounts or funds advised or managed by PGALLC and PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of common stock. Mr. Johnson is Chairman of FIL. Partnerships controlled predominantly by members of Mr. Johnson’s family, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes that may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act and that they are not otherwise required to attribute to each the “beneficial ownership” of securities “beneficially owned” by the other. Therefore, they are of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). However, FMR LLC has reported on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis. The address of each reporting person is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Information obtained from a Form 13F-HR filed by Vanguard Group, Inc. on November 12, 2014 reporting holdings as of September 30, 2014. Vanguard Group, Inc. has voting power over 48,401 shares. The address of Vanguard Group, Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.
(4)

Information obtained from a Form 13F-HR filed by Capital World Investors on November 14, 2014 reporting holdings as of September 30, 2014. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(5)

Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014 and from information obtained from Berkshire Partners LLC. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SFM, SARF and SOS. As of December 31, 2013, the managing members of 7BA were Michael C. Ascione, Bradley M. Bloom, Kenneth S. Bring, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman, Matthew A. Janchar, Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, Greg Pappas, David R. Peeler, Robert J. Small and Edward J. Whelan, Jr. (the “Berkshire Principals”). Mr. Small is a director of the Company. Certain of the Berkshire Principals are also the managing members of Investors, Investors III and SA. Fund VII, Fund VII-A, Investors, Investors III, SF, SP, SFM, SARF and SOS often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment adviser to Fund VII and Fund VII-A (collectively, the “Funds”). Berkshire Partners, the Funds and 7BA acknowledge that they may be deemed to constitute part of a “group” for purposes of Section 13(d)(3) of the Exchange Act. Investors, Investors III, SF, SA, SP, SFM, SARF and SOS may also be deemed to constitute a part of a “group” along with Berkshire Partners, the Funds and 7BA for purposes of Section 13(d)(3) of the Act. However, the foregoing persons do not admit that Investors, Investors III, SF, SA, SP, SFM, SARF or SOS are part of a group or have agreed to act as part of a group. Each of Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF and SOS directly holds shares of common stock with sole voting and dispositive power. As the sole general partner of SF, SFM and SARF, SA may be deemed to beneficially own shares of common stock held by SF, SFM and SARF. However, SA disclaims beneficial ownership of such shares. SP manages investments for its clients and has limited discretionary voting power in respect of common stock. SP owns shares of common stock over which it shares voting power and has full dispositive power. By virtue of their positions as managing members of 7BA, Investors, Investors III, SA and Berkshire Partners, the Berkshire Principals may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP. However, none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP, and, as a result, each Berkshire Principal disclaims beneficial ownership of such shares. The address of each reporting person is c/o Berkshire Partners LLC, 200 Clarendon Street, 35 th floor, Boston, Massachusetts 02116.

(6)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his minor children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(7)	Includes options to purchase 98,924 shares that are held by Bratenahl Capital Partners, Ltd (“Bratenahl”). By virtue of his indirect ownership interest in Bratenahl, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(8)	Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.
(9)	Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(10)	Includes 2,711,047 held by entities related to Berkshire Partners LLC (see footnote (5) above). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 6,113 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(11)	Includes 14,920 vested options held in trust for the benefit of Mr. Rufus’ children. Mr. Rufus does not have any direct interest therein and therefore, disclaims beneficial ownership.
(12)	Includes shares subject to options exercisable within 60 days of December 1, 2014. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (6) above), (ii) 98,924 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl (see footnote (7) above), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (8) above), (iv) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (9) above), (v) shares held by entities related to Berkshire Partners LLC and 6,113 shares held by Mr. Small as trustee (see footnote (10) above), (vi) 14,920 vested options held in trust for the benefit of Mr. Rufus’ children (see footnote (11) above), and (vi) 13,000 shares of restricted stock held by Kevin Stein, which are subject to forfeiture and vest in equal installments on each of December 31, 2015, 2016 and 2017.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes of directors, each consisting of the same or nearly the same number of directors. The total number of directors is currently fixed at nine. Directors were formerly elected for a period of three years. However, at the 2014 Annual Meeting of Stockholders, the Board of Directors was declassified, such that directors will only be elected for one-year terms, with the Board being fully declassified by the 2017 Annual Meeting of Stockholders. At this annual meeting, the terms of the Class III directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Dries, Howley, Small and Laubenthal. The four nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election as Directors at the Annual Meeting

Name	Length of Service as Director	Age	Position with the Company
William Dries	3.5 years	63	Director
W. Nicholas Howley	11.5 years	62	Chairman and Chief Executive Officer
Raymond Laubenthal	0 years	53	Director
Robert Small	4.5 years	48	Director

Mr. Dries was named a director of the Company in April 2011. Mr. Dries was licensed as a certified public accountant (currently on inactive status). From 2002 until 2011, Mr. Dries was Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products. Prior to that, Mr. Dries was employed by United Dominion Industries, Inc. and Ernst & Young LLP. Mr. Dries is a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Mr. Dries is also a director of NN Inc., a Nasdaq-listed manufacturer of precision bearing and metal components, where he is chair of the audit committee.

Mr. Howley was named Chairman of the Board of Directors in July 2003 and is currently President and Chief Executive Officer of the Company. Mr. Howley was a founder of TransDigm Inc. and served as President and/or Chief Executive Officer of the Company since its inception in 2003 and of TransDigm Inc. since December 1998. Mr. Howley is not currently a director of any other public companies, but he is a director of some privately held companies. Mr. Howley was previously a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes through November 2012. Through October 2011, Mr. Howley was a director of Satair A/S, a Danish public company that is an aerospace distributor, including a distributor of the Company’s products.

Mr. Laubenthal was named a director on December 31, 2014. Mr. Laubenthal was an employee of TransDigm Inc. or its subsidiaries since its inception in 1993. Mr. Laubenthal retired as President and Chief Operating Officer of TransDigm Inc. on December 31, 2014, having served in that position since 2005. Mr. Laubenthal was recommended for consideration by Mr. Howley. Mr. Laubenthal was ultimately recommended by the Nominating and Corporate Governance Committee and elected by the Board of Directors in light of his qualifications and the other factors discussed under “CORPORATE GOVERNANCE—Nominating and Corporate Governance Committee.”

Mr. Small was named a director of the Company in March 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC (“Berkshire”), a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has directed Stockbridge Partners LLC, a specialized investment group within Berkshire focused on marketable securities. Mr. Small is not currently a director of any other public companies. Mr. Small was formerly a director of Hexcel Corporation, a composite materials producer primarily for aerospace and wind energy applications, and other privately held companies.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

Business Experience of Class I and Class II Directors

The following table sets forth certain information concerning the Company’s other directors:

Name	Age	Position with the Company
Mervin Dunn	61	Director
Michael Graff	63	Director
Sean Hennessy	57	Director
Douglas Peacock	76	Director
John Staer	63	Director

Mr. Dunn was named a director of the Company in September 2007. Mr. Dunn is the President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, and Co-Chairman of the Board of Futuris Group of Companies Ltd, a privately-held Australian automotive supplier. Mr. Dunn was the Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market, from November 1999 through May 2013. Mr. Dunn was also a director of Commercial Vehicle Group, Inc. through May 2013. Mr. Dunn is not currently a director of any other public companies.

Mr. Graff was named a director of the Company in July 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and as a general partner of Warburg Pincus & Co., a private equity firm, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to joining Warburg Pincus, Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff is a director of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Mr. Graff is also a director of several other privately held companies.

Mr. Hennessy was named a director of the Company in April 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Peacock was named a director of the Company in July 2003. Mr. Peacock was a founder of TransDigm Inc. and served as its President from 1993 to 1998, its Chief Executive Officer from 1993 to 2001 and its Chairman from 1993 until July 2003. Mr. Peacock has also previously served as a director of privately held companies.

Mr. Staer was named a director in January 2012. Mr. Staer retired as the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, on December 31, 2013, having served as such since 1994. Mr. Staer is a director of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment, and Dalhoff Larsen & Horneman A/S, a Danish public company that is a supplier of timber and wood products.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees.

In December 2013, the Compensation Committee engaged Veritas Executive Compensation Consultants to assist it in evaluating the adequacy of director compensation. As a result, effective beginning in the latter part of fiscal 2014, compensation for non-employee directors was as follows:

•

An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees will be paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, in 2014, the Company made a grant of stock options to directors valued at $300,000 on a Black Scholes basis covering compensation for fiscal 2014 and fiscal 2015, granted on the same terms and conditions as those granted to Company employees, which vests over five years. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives – Options.” Directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $150,000.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife with medical and dental insurance coverage comparable to what they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2014 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2014 was $13,483 and the cost of the gross-up payment for 2013, paid in January 2014, was $7,895.

The following table sets forth the compensation paid to the Company’s non-employee directors during 2014:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
William Dries	9,271	44,729	300,016	97,400	451,416
Mervin Dunn	9,271	44,729	300,016	419,900	773,916
Michael S. Graff	11,771	44,729	300,016	419,900	776,416
Sean P. Hennessy	25,271	44,729	300,016	419,900	789,916
Douglas W. Peacock	59,000	—	300,016	441,278	800,294
Robert J. Small	56,000	—	300,016	159,900	515,916
John Staer	50,000	—	300,016	62,400	412,416

(1)	Mr. Laubenthal is not listed as he was appointed director on December 31, 2014 and did not serve as a director during the fiscal year ended September 30, 2014. Mr. Laubenthal will receive an annual cash retainer for his service in fiscal 2015 as set forth above but will not receive any equity compensation for his service. Mr. Laubenthal retained a portion of options previously granted to him in November 2012 with vesting scheduled in 2016 and 2017.
(2)	Messrs. Dries, Dunn, Graff and Hennessy elected to receive their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2014 and September 15, 2014, on which dates the last closing prices of the common stock on the New York Stock Exchange were $179.53 and $189.99, respectively.
(3)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 28 and 29. Also includes $21,378 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy.

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, president and chief operating officer, chief financial officer, division presidents, controllers, treasurer and manager of internal audit (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board of Directors may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers in 2014. The code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. The code governs the actions, interactions and working relationships of the Company’s employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive a provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. There were no such waivers in 2014. The code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s customers, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Convercent, a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints reported under the policy and oversees the investigation of complaints of financial wrongdoing. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Company’s Board of Directors was formerly divided into three classes of directors. The Board was declassified in 2014. Directors appointed after March 2014, including Mr. Laubenthal, were not and will not be put into a class and will serve until the next annual election of directors. The directors in Class III (i.e., Messrs. Dries, Howley and Small) who are standing for election this year will be elected for one-year terms. The directors in Class I (i.e., Messrs. Dunn and Graff) will stand for election in fiscal 2016 and will be elected for a one-year term. The entire Board will be declassified in 2017.

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at nine.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Laubenthal, are “independent directors” within the meaning of the New York Stock Exchange’s listing standards. Mr. Staer was not independent in fiscal 2014 but became independent on November 1, 2014. In determining that Mr. Staer was independent, the Board considered Mr. Staer’s relationship with Satair and Satair’s relationship to the Company, as well as the former relationship between Mr. Howley and Satair. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” In considering that Mr. Small was independent, the Board considered the purchase of the AmSafe business in 2012 from a portfolio company owned, in part, by funds with which Mr. Small is affiliated. The Company does not have separate criteria for determining independence, different from the NYSE listing standards.

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors. The Board believes that combining the function of Chief Executive Officer and Chairman of the Board is appropriate for the Company because it ensures that the Board of Directors focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

Presiding Director

The presiding director is an independent director that leads the executive sessions of the non-management directors. The Board designates the presiding director on a rotating basis.

Board Self-Evaluation

Each of the Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management. Members of management regularly communicate with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers annually meet in person to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a written summary of its findings to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

During the fiscal year ended September 30, 2014, the Board of Directors held five meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2014. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders and the Board does not hold a regularly scheduled meeting on such date. One director attended the 2014 annual meeting of stockholders. No stockholders attended the meeting in person.

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2014, the non-management directors met after each regularly scheduled Board meeting. The independent directors met twice.

Board Committees

During fiscal 2014, the Board of Directors had an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The Board of Directors has approved written charters for the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducts a self-evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Peacock and Small, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2014, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists the Board of Directors in identifying and recommending nominees for election as directors; recommends to the Board qualifications for committee membership, structure and operation; recommends to the Board directors to service on each committee; develops and recommends to the Board corporate governance policies and procedures; provides oversight with respect to corporate governance and ethical conduct;

and leads the Board in its annual performance review. The Nominating and Corporate Governance Committee also oversees the Company’s succession planning. The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, its performance under its charter. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2014.

The members of the Nominating and Corporate Governance Committee are Messrs. Peacock (Chairman), Dries, Dunn and Graff. Each of Messrs. Peacock, Dries, Dunn and Graff is an independent director within the meaning of the NYSE’s listing standards.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Company’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee considers members’ qualification as independent, as well as diversity, age, strategic and financial skills and experience in the context of the needs of the Board as a whole. The Nominating and Corporate Governance Committee charter requires the selection of prospective Board members with personal and professional integrity, who have demonstrated appropriate ability and judgment and who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company and its stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its stockholders. Other than the consideration of diversity as one of the factors to be considered in recommending a director nominee consistent with the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee does not have a policy specifically focused on diversity.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Nominating and Corporate Governance Committee then establishes potential director candidates from recommendations from the Board, senior management and stockholders.

Each of the members of the Board was chosen to be a director or nominee because the Board and the Nominating and Corporate Governance Committee believe that he has demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive officer positions in organizations that have provided him with experience in management and leadership development. The Board and the Nominating and Corporate Governance Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and the Company’s stockholders by creating a strong and effective Board. Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board or nominee:

W. Nicholas Howley. As a cofounder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001, President of the Company from July 2003 until December 2005 and President of TransDigm Inc. from December 1998 through September 2005, Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

William Dries. As a certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing highly engineered industrial products, and as director and audit committee member of another NYSE-listed public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

Mervin Dunn. As former Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

Michael Graff. Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions, as well as significant public company board experience, both acquired through his position as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms. Additionally, with his aerospace industry experience, including as the President of Business Aircraft of Bombardier and President and Chief Operating Officer of Bombardier Aerospace Group, and his previous management consulting background at McKinsey, Mr. Graff is valuable to the Company.

Sean Hennessy. As a certified public accountant and the chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of its Audit Committee.

Raymond Laubenthal. As a long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the company and the industry. In addition, Mr. Laubenthal’s continued involvement with the Company through Board service will benefit the Company in the event the Company has a need for Mr. Laubenthal’s expertise on any special projects (none of which are anticipated at this time).

Douglas Peacock. As a cofounder of the Company and the retired Chief Executive Officer and Chairman of the Board of TransDigm Inc., and having a diverse and lengthy experience at the senior management level at a broad range of engineered products companies, Mr. Peacock brings to the Board an extensive understanding of the Company’s business.

Robert Small. Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on his years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the New York Stock Exchange.

John Staer. Through December 31, 2013, Mr. Staer was the Chief Executive Officer of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience has a chief financial officer. Mr. Staer is a valuable addition to the board of directors because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s

Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 between November 5, 2015 and December 5, 2015. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. The Nominating and Corporate Governance Committee may retain a Board search consultant to supplement potential Board candidates if it deems it advisable.

Audit Committee

The Audit Committee oversees a broad range of issues surrounding the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee (i) assists the Board of Directors in monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, (iii) provides a medium for consideration of matters relating to any audit issues, and (iv) prepares the Audit Committee report that the SEC rules require be included in the Company’s annual proxy statement. The Audit Committee reviews and evaluates, at least annually, its performance under its charter. The Audit Committee held eight meetings during fiscal year 2014.

The members of the Audit Committee in fiscal 2014 were Messrs. Hennessy (Chairman), Dries, Peacock and Small. Mr. Staer joined the Audit Committee effective November 17, 2014. Each member of the Audit Committee is an independent director within the meaning of the NYSE’s listing standards. The composition of the Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that Messrs. Hennessy and Dries are Audit Committee financial experts. See “Business Experience of Directors” for a description of Mr. Hennessy’s and Mr. Dries’ relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and within the meaning of the NYSE’s listing standards.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, oversees the Company’s compensation and employee benefit plans and practices, and produces the annual report that the SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee held ten meetings during fiscal year 2014.

The members of the Compensation Committee are Messrs. Graff (Chairman), Dunn, Hennessy and Small, each of whom is an independent director within the meaning of the NYSE’s listing standards. Specifically, the Board of Directors affirmatively determined that none of the Compensation

Committee members has a relationship to the Company that is material to his ability to be independent from management in connection with his duties on the Compensation Committee.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is comprised of Messrs. Graff (Chair), Dunn, Hennessy and Small.

The Company was privately held until 2006. As a private equity portfolio company, management’s cash compensation was typically set below the median; however, management had an opportunity to earn significant additional performance-based compensation based on options/equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value and has therefore continued to focus on compensation through performance-based equity targeted to vest at or above high-performing private equity funds. Specifically, this compensation philosophy aligns management and stockholders, with management focused on the most appropriate mix of long-term growth of the Company, creation of value through increasing EBITDA and cash generation and return of capital to stockholders. Because of the opportunity to realize a significant appreciation in the Company’s equity value via growth or special dividends, the Compensation Committee has historically provided, and intends to continue to provide, executives with cash compensation below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations and ultimately determines the salary, bonus and option award, if applicable. With respect to Mr. Howley’s salary and bonus, the Compensation Committee determines it without his input. Generally, individual performance, market conditions and other factors are considered in determining compensation. The Compensation Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that the Compensation Committee makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

Executive Summary

Financial Performance and Highlights

As background, fiscal 2014 was a very good year for the Company. Set forth below are highlights of 2014 performance that impacted the Compensation Committee’s decisions. It was this performance that was considered in making compensation decisions, including discretionary bonuses, relating to 2014 performance. It was also this performance that contributed to the declaration and payment to stockholders of a dividend of $25.00 per share in June 2014, which resulted in the payment of dividend equivalent payments to all participants in the Company’s option plans.

•

The Company declared and paid a special dividend to its stockholders of $25.00 per share, and repurchased shares worth $160 million, resulting in an aggregate $1.6 billion in return to the stockholders.

•	Fiscal 2014 net sales rose 23.3% to $2.4 billion.

•	Fiscal 2014 adjusted net income, excluding expenses related to non-cash stock compensation, acquisitions, refinancing, dividends and other non-recurring charges, rose 16.4% to $442 million.

•	Fiscal 2014 “EBITDA As Defined” rose 19.2% to $1.1 billion.

•	The Company completed two proprietary aerospace acquisitions for approximately $310 million.

•

In fiscal 2014, the Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aerospace & Defense indices over fiscal 2014, as well as over a five-year period, as demonstrated in the graph below. Total stockholder return over the five-year period was 406%. Total return to stockholders in last twelve months was 51%.

The Company’s long-term performance has been excellent and has resulted in outstanding returns to stockholders. As shown in the graph above, the Company’s five-year total stockholder return significantly exceeds its peers. Part of this return reflects the payment to its stockholders of $25.00 per share in dividends in fiscal 2014, or $67.50 per share in dividend payments to stockholders over the five-year period, for an aggregate $3.6 billion return to stockholders over the five-year period (and a $3.2 billion return to stockholders over the two-year period). In addition, the Company has significantly outperformed private equity returns, the measure by which the Company evaluates its own performance and that of its management.

The Board of Directors commended the management team’s leadership in the Company’s performing well as compared to its peers in a recovering market while continuing to pursue the Company’s long-term value drivers. The Compensation Committee believes that the Company’s activities in 2014 created significant value for Company stockholders during 2014 and in the long-term.

Fiscal 2014 compensation for our executive officers was high—driven by dividend equivalent payments (DEPs) on performance-based vested options, accompanying the aforementioned dividends to stockholders—but substantially below fiscal 2013 compensation. While the compensation was high in terms of magnitude, as the chart below demonstrates, it was comprised almost entirely of performance-based pay (i.e., dividend equivalents and options), aligning our management and our stockholders. As demonstrated by the chart below, our Chief Executive Officer’s pay was comprised of 3.5% salary and perquisites, 4.5% performance-based bonus and 92% dividend equivalent payments made on vested performance-based options.

2014 Compensation Committee Actions

The Compensation Committee took routine actions during 2014, including granting options and approving annual salaries and bonuses, consistent with past practices. Additionally, the Compensation Committee took the following material actions:

Compensation Consultant Engaged to Review Total Awards

In 2014 the Compensation Committee engaged its compensation consultant to reevaluate the Company’s peer group and to do a survey not only of cash compensation of the Company’s peers, as the Company has historically done, but also to do a survey of total compensation paid to the Company’s peers’ CEOs. In benchmarking compensation for use in negotiating Mr. Howley’s employment agreement for 2015 – 2019, the compensation consultant determined that, consistent with the Company’s philosophy, in 2013, Mr. Howley’s cash compensation ranked in the 22nd percentile of the Company’s peers and that Mr. Howley’s total awards—excluding dividend equivalents—ranked in the 88th percentile of the Company’s peers. Dividend equivalents were excluded because the Company does not have a regular policy of paying dividends and consequently, dividend equivalent income cannot be determined until the time of declaration of a dividend. Whether or not to declare a dividend is a decision made by the Board of Directors based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. Dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments. In other words, dividend equivalent payments are not considered as an element of compensation when compensation is structured because of their uncertainty.

The compensation consultant reviewed possible peers based on enterprise value, revenue and market capitalization. Because the Company manages its business based on the enterprise value and EBITDA growth, the Compensation Committee adopted a peer group based on enterprise value and specifically rejected a revenue peer group as being not comparable with the Company. While the Company’s revenues were comparable to a potential revenue-based peer group median of $2.6 billion, the Company’s market capitalization of more than $10 billion and enterprise value in excess of $16 billion far exceeded the potential revenue-based peer group medians of $3.8 billion and $4.4 billion, respectively. In establishing an enterprise value peer group, companies were evaluated based on having an enterprise value within 1/3x – 3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders, being in the same Global Industry Classification Standard industry group as the Company and being in the same Global Industry Classification Standard sub-industry group as the Company. For decisions affecting 2015 compensation as reported herein, the Company adopted as its peer group the following companies: Ametek, Inc., Amphenol Corporation, B/E Aerospace, Inc., Ball Corporation, BorgWarner Inc., C. R. Bard, Cameron International, Colfax Corporation, Dover Corporation, Fastenal Company, Flowserve Corporation, L-3 Communications Holdings, Inc., Masco Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Stanley Black & Decker, Inc. and Textron Inc.

CEO Employment Agreement Renewal

In August 2014, the Compensation Committee negotiated a new employment agreement with Mr. Howley. The employment agreement is described in greater detail on pages 41–43 of this proxy statement. The significant changes from Mr. Howley’s previous employment agreement are:

•	The term of employment is extended through September 2019.

•	There is no automatic renewal of the agreement.

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A fixed method for establishing the size of Mr. Howley’s option awards was established. Option awards will be made annually, instead of bi-annually, and will be valued at $10,600,000 on a Black Scholes method with the same assumptions as used as of the date of the employment agreement, increased by 3.5% annually.

•	Mr. Howley’s equity retention requirement will be $10,000,000, of which $5,000,000 must be held in shares of common stock.

The Compensation Committee took into account the peer group total compensation in setting the compensation set forth in the employment agreement.

Executive Officer Stock Retention Requirement

In response to investor comments recommending outright stock ownership by executives, in addition to the requirement in his employment agreement that Mr. Howley hold one-half of his equity retention requirement in shares of common stock as described above, effective in August 2014, the Company now requires all executive officers to hold one-half of their retention requirements in shares of common stock. Specifically, in addition to Mr. Howley, eight executive officers will be required to hold amounts ranging from $750,000 to $3,250,000 worth of shares of common stock.

New Bonus Program

In July 2014, in response to investor comments recommending less discretion in annual incentive payments, the Compensation Committee adopted a new bonus program, to be effective for fiscal 2015. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements.

The award will be non-discretionary and based on the financial performance of the Company as follows:

(a)	(i) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (ii) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (iii) 50% of the target award opportunity; and

(b)	(i) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (ii) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (iii) 50% of the target award opportunity.

The Compensation Committee may increase or decrease the actual award by up to 20%, based on an assessment of individual performance, including without limitation, (1) the degree of difficulty of the job and achieving the metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drivers of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; and (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value-focused strategy. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

Adoption of 2014 Stock Option Plan

In July 2014, the Board of Directors, at the recommendation of the Compensation Committee, adopted the 2014 Stock Option Plan, which was approved by stockholders on October 2, 2014. Substantive differences in the 2014 Option Plan as compared to the existing 2006 Stock Incentive Plan include the elimination of restricted stock and other types of equity awards and the elimination of “liberal” share recycling.

Prohibition of Hedging and Pledging Company Stock

In July 2014, the Board of Directors, at the recommendation of the Compensation Committee, took action to amend the Company’s Insider Trading Policy to prohibit hedging of Company common stock and to prohibit pledging of Company common stock or options or holding Company common stock or options in a margin account. Previously, hedging of Company common stock was discouraged and required approval of the Chief Financial Officer or the Chief Executive Officer and pledging Company stock as collateral and holding Company common stock in a margin account was prohibited, unless the individual clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities and the pledge was approved by the Chief Financial Officer or the Chief Executive Officer.

Objectives of the Executive Compensation Program

The Compensation Committee’s primary goal in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value. In light of this goal, the Compensation Committee compensates executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program are base salaries, discretionary bonuses and performance-based options and related dividend equivalent payments, although the program is heavily weighted towards performance-based options and related dividend equivalents. In fact, in 2014, 97% of the CEO’s compensation came from performance-based elements (a performance-based bonus and the payment of dividend equivalents related to vested performance-based options).

Each element of the executive compensation program is discussed below.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

The Compensation Committee intends that the largest portion of management’s potential earnings be based on stockholder return, either through share price appreciation or dividend payments. The Compensation Committee believes that performance-based stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Performance-based stock option grants reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by aligning the interests of the Company’s stockholders and management. The Company only grants options that vest upon performance targets and does not grant options that merely vest based on the passage of time.

Other than to the Chief Executive Officer, who gets annual grants pursuant to his new employment agreement, the Compensation Committee does not make annual grants of options to employees. Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, for management other than the Chief Executive Officer, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of option vesting in front of him or her in order to promote maximizing long-term value. To illustrate, for management other than the Chief Executive Officer, options are typically awarded as follows:

Because of proxy advisory firms’ difficulty in analyzing the swings in compensation related to biennial awards, in 2014, for ease of understanding, the Compensation Committee determined that the Chief Executive Officer would receive annual option awards commencing in fiscal 2015. However, for the other named executive officers (and historically for the Chief Executive Officer), the pattern of option awards means that the annual compensation in the Summary Compensation Table increases and decreases biennially in a “saw-tooth” manner as demonstrated below:

Company stock options vest based on the achievement of specific performance-based targets. Initial options vest annually over five years based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Commencing with options awarded in fiscal 2015, options awarded to Mr. Howley in fiscal 2015 will vest at the end of the fifth fiscal year following the date of grant; options awarded to Mr. Howley in fiscal 2016 and 2017 will vest at the end of the fourth fiscal year following the date of grant; and options awarded to Mr. Howley in fiscal 2018 and 2019 will vest at the end of the third fiscal year following the date of grant.

All options vest based on the achievement of an annual performance target. In all cases, the targets are set to require cumulative growth over the applicable multi-year period. Through these performance-based options with five year performance periods, the Compensation Committee believes it has optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

At the time of grant, per share targets representing an intrinsic share price, as described below, are set by taking the prior year’s annual operational performance and growing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with the Company’s objective of providing stockholders with returns at or above those of well-performing private equity funds. Set forth below is a chart showing the Company’s targeted compound annual growth, as compared to average returns of private equity funds:

Targets allow for minimum vesting if growth in the Company’s performance equals or exceeds 10% per year and maximum vesting if growth equals or exceeds 17.5% per year. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. The Compensation Committee believes these required returns are robust, but achievable and in line with the Company’s internal expectations to exceed the top quartile of private equity funds. If these returns are achieved, both investors and management benefit significantly.

Annual targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends. To simplify, option targets and vesting are basically calculated as follows:

Annual operating performance, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

The Company uses growth in intrinsic value of its equity as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that the senior and operational management team has focused on achieving since its inception since 1993.

•	Over the long term, the Compensation Committee believes that market value will generally follow intrinsic value.

As described above, the Company’s long-term objective is to give its stockholders well performing, private equity-like returns. The Company believes that this metric aligns management with that goal. In order to get to 17.5% growth, the Company needs to focus on its underlying operations, capital structure and utilization and growth through acquisitions. Generally and on average, the Company plans to achieve our growth target as follows:

The Compensation Committee believes this option target performance criteria, taking into account many aspects of the Company’s performance without focusing on a single measure, is unique—eliminating the need for several different metrics—and reaches a uniquely high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2014, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012).

Targets have been adjusted for the $3.6 billion aggregate ($67.50 per share) dividends paid to stockholders over the performance periods. The adjustments were appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the IRR targets.

Because the Company views its performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. The Compensation Committee believes this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. The Compensation Committee also believes this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

The Company’s long-term performance has been outstanding. Over five years, the Company has exceeded its goal to achieve an intrinsic compound annual growth rate of 17.5% and has met or exceeded its option targets in four of the last five years. In that same period, total stockholder return has been 406%.

In addition to vesting based on operational targets, in the event of a change in control, performance vesting options become fully vested. No option agreements provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the New York Stock Exchange exceeds two times the exercise price of the options, less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Option agreements for executive officers provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

•

if the termination is in the second fiscal year after the grant date, 20% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

•	if the termination is in the third fiscal year after the grant date, 40% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

•

if the termination is in the fourth fiscal year after the grant date, 60% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

•

if the termination is in the fifth fiscal year after the grant date, 80% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met; and

•

if the termination is after the fifth fiscal year after the grant date, 100% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met.

The option agreement for options awarded to Mr. Howley in fiscal 2015 provides that if Mr. Howley’s employment terminates by reason of death, disability, without cause, for good reason or retirement, vesting of the options will continue after termination as follows: 30% if the termination is on or after October 1, 2015 but before October 1, 2016, 60% if the termination is on or after October 1, 2016 but before October 1, 2017, 80% if the termination is on or after October 1, 2017 but before October 1, 2018, 90% if the termination is on or after October 1, 2018 but before October 1, 2019 and 100% if the termination is on or after October 1, 2019.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 702,171 shares of common stock were granted under the program in fiscal 2014. The number of shares subject to the 2006 equity plan is 8,119,668 shares, of which 1,687,222 shares remained available for granting under the plan as of September 30, 2014. The 2006 equity plan will expire on March 14, 2016. The Company has not started granting options under the 2014 option plan. That plan, which was approved by shareholders on October 2, 2014 after the fiscal year end, has 5,000,000 shares available for granting.

Dividend Equivalent Rights

Consistent with its private equity compensation philosophy and in order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, the Company has had in place for many years dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. Dividend equivalent payments are only made on performance vested options after the performance criteria has been met and the options have vested.

The Company does not have a policy of paying regular dividends and the Board only declares special dividends based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. In order to receive dividend equivalent payments, options must vest in accordance with the applicable performance criteria, as well as having a sufficient liquidity position to pay the dividend as described in the preceding sentence. Therefore, the Compensation Committee views dividend equivalents as performance-based compensation.

Dividend equivalents are commonly used by public companies that compensate employees through restricted stock units or similar types of equity. The Company believes that dividend equivalents are equally appropriate in the case of options in order to preserve equity-based incentives intended by the Company at the time of award and to treat optionholders and stockholders consistently. In fact, dividend equivalents are very commonly used in conjunction with options in the private equity context and it is a private equity compensation model on which the Company has based its equity-based compensation program. While regular dividends are presumably built into a public company’s market price, extraordinary dividends are not so reflected in the market price. In fact, the market price is generally adjusted downward by the amount of the dividend at the payment date.

It is because of the Company’s dividend policy to return capital to stockholders in the form of extraordinary—and unpredictable—dividends that dividend equivalents are critical to the Company’s compensation program. The payment of dividends is directly reflective of management’s ability to generate significant free cash flow and credit market support. Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth.

Optionholders who hold vested stock options at the time a dividend is paid will receive a cash dividend equivalent payment equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options may receive a cash dividend equivalent payment equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. The Company believes that it has structured dividend equivalent payments under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, the Company believes that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Based on the payment of $1.4 billion aggregate dividends to stockholders in fiscal 2014, in fiscal 2014, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen received $27,875,000, $5,935,500, $11,366,500, $6,812,500 and $5,625,000, respectively, in dividend equivalent payments relating to the $25.00 special dividend paid in July 2014.

Stock Ownership Guidelines

Consistent with its private equity compensation philosophy, the Company requires management to maintain a significant investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Specifically, the retention requirements for named executive officers, including the amounts that must be retained in stock, are set forth below. The executive officers hold stock and options with values significantly in excess of their retention requirements.

	Total Retention Requirement	Retention Requirement Required to be Held in Common Stock
W. Nicholas Howley	$10,000,000	$5,000,000
Gregory Rufus	$2,000,000	$1,000,000
Raymond Laubenthal	$4,000,000	$2,000,000
Robert Henderson	$3,250,000	$1,625,000
Bernt Iversen II	$1,750,000	$875,000

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to come back into compliance with the holding requirement.

No director or employee is permitted to engage in short sales of Company stock or transact in any way in publicly traded options of Company stock. No director or employee is permitted to hedge or pledge Company stock.

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through performance-based equity. Specifically,

the Company aims to pay cash compensation to executives at approximately the 25th to 35th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2014 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described in the following paragraph.

The Compensation Committee periodically engages an independent consultant to survey the Company’s peers’ cash compensation. The Compensation Committee engaged Meridian Compensation Partners, LLC to do a cash compensation survey in June 2012. Neither Meridian nor Veritas provided any services to the Company, other than compensation consulting services provided to the Compensation Committee. In its survey Meridian reviewed surveys of human resource consulting firms, as well as proxies of two different peer groups—a peer group based on enterprise or market value and a peer group based on Global Industry Classification Standard code and revenue. In determining cash compensation for executives for 2013, the Compensation Committee averaged the market value peers and revenue peers data and used the combined data. The combined peer group was comprised of AAR Corp., Ametek, Inc., Barnes Group Inc., BE Aerospace, Inc., BorgWarner Inc., Cubic Corporation, Curtiss-Wright Corporation, Esterline Technologies Corporation, Flowserve Corporation, Garmin Ltd., GATX Corporation, Genuine Parts Company, Goodrich Corp., GrafTech International Ltd., Harris Corporation, HEICO Corporation, Hexcel Corporation, Illumina, Inc., ITT Corporaiton, L-3 Communications Holdings, Inc., Moog Inc., Nordson Corporation, Orbital Sciences Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Teledyne Technologies Incorporated, Textron Inc., TRW Automotive Holdings Corp. and Waters Corporation.

Consistent with the factors annually considered by the Compensation Committee, the Compensation Committee determined that, effective January 1, 2014, the base salaries of the named executive officers, namely, Messrs. W. Nicholas Howley, Gregory Rufus, Raymond Laubenthal, Robert Henderson and Bernt Iversen should be $1,040,000, $500,000, $625,000, $450,000 and $410,000 per year, respectively.

In June 2014 the Compensation Committee engaged Veritas Compensation Consultants to reevaluate the Company’s peer group and to do a survey not only of cash compensation of the Company’s peers, as the Company has historically done, but also to do a survey of total compensation paid to the Company’s peers’ CEOs. Veritas reviewed possible peers based on enterprise value, revenue and market capitalization. Because the Company manages its business based on the enterprise value and EBITDA growth, the Compensation Committee adopted a peer group based on enterprise value and specifically rejected a revenue peer group as being not comparable with the Company. While the Company’s revenues were comparable to the potential revenue-based peer group median of $2.6 billion, the Company’s market capitalization of more than $10 billion and enterprise value in excess of $15 billion far exceeded the potential revenue-based peer group medians of $3.8 billion and $4.4 billion, respectively. In establishing an enterprise value peer group, companies were evaluated based on having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders, being in the same Global Industry Classification Standard industry group as the Company and being in the same Global Industry Classification Standard sub-industry group as the Company. For decisions affecting fiscal 2015 compensation, the Company adopted as its peer group the following companies: Ametek, Inc., Amphenol Corporation, B/E Aerospace, Inc., Ball Corporation, BorgWarner Inc., C. R. Bard, Cameron International, Colfax Corporation, Dover Corporation, Fastenal Company, Flowserve Corporation, L-3 Communications Holdings, Inc., Masco Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Stanley Black & Decker, Inc. and Textron Inc. The peer group data was used by the Compensation Committee in setting 2015 compensation and was used by the Compensation Committee in connection with the establishment of Mr. Howley’s new employment agreement.

In reviewing Mr. Howley’s compensation as compared to the Company’s peers, Veritas determined that in 2013, Mr. Howley’s cash compensation ranked in the 25th percentile of the Company’s peers and that Mr. Howley’s total compensation—excluding dividend equivalents—were in the upper quartile of the Company’s peers. Dividend equivalents were excluded because since the Company does not have a regular policy of paying dividends, dividend equivalent income cannot be determined until the time of declaration of a dividend. Whether or not to declare a dividend is made by the Board of Directors based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. Dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments.

Annual Incentives

The Compensation Committee had in place in 2014 a performance-based bonus program for corporate officers. Target bonus amounts were based on a percentage of the officer’s salary per their respective employment agreements. Actual awards were determined at the Compensation Committee’s discretion. Factors considered by the Compensation Committee in establishing awards generally included, but were not limited to:

•	Financial performance. Financial performance measures were based primarily on Company EBITDA as defined in the Company’s credit agreement and return on investment.

•

Corporate performance. The Compensation Committee subjectively evaluated the overall performance of the Company during the year, taking into account a range of factors that impacted the Company’s performance. The corporate performance factor was not intended to be a numerical weighting of factors. Items considered in evaluating the Company’s corporate performance generally included, but were not limited to:

•	degree of difficulty in the business plan, the market environment and general operating conditions;

•	performance against the Company’s value creation goals;

•	specific organization or department-wide achievements, efforts or problems; and

•	other factors unique to the business or the overall environment.

•

Individual performance. The Compensation Committee subjectively evaluated the performance of the individual officer taking into account a range of factors. Like the corporate performance, the individual performance factor was not intended to be a numerical weighting of factors. Items considered in evaluating individual performance generally included, but were not limited to:

•	the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required;

•	performance by the officer in implementing the Company’s value drivers;

•	exhibiting a clear pattern of open, honest and regular communication within the Company and, if applicable, investors and the board of directors;

•	engaging in effective succession planning and organizational development;

•

performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and applicable laws and regulations, or, in the case of the Chief Executive Officer, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy, including business scope, organization structure, value driver focus and acquisition activity; and

•	other factors unique to the specific job or the overall environment.

For fiscal 2014, the target bonuses for Mr. Rufus, Mr. Henderson and Mr. Iversen were set at 65% of their respective annual salaries or, in dollars, $325,000, $292,500 and $266,500, respectively. The target bonus for Mr. Laubenthal was set at 80% of his annual salary, or $500,000.

In 2014, the Company did well financially and operationally and modestly outperformed its business plan. The Compensation Committee noted that the Company performed well in a recovering commercial aerospace market, that the Company did well in all three of its value drivers – price, productivity and new business, and that the Company integrated a number of operating units, implementing TransDigm methodologies and management with minimal disruption to the businesses. Based on the foregoing and the Compensation Committee’s evaluation of the individual performances of Mr. Rufus, Mr. Laubenthal, Mr. Henderson and Mr. Iversen, the Compensation Committee determined that:

•

Mr. Rufus should be awarded a bonus of $340,000 for fiscal 2014, or 105% of his target bonus. The increase in Mr. Rufus’ bonus over his target bonus was, among other factors, attributable to the observations that the areas of Mr. Rufus’ direct responsibility operated well in 2014 and Mr. Rufus ran a solid and dependable finance function while continuing to build a financial organization to cope with growth and an increasingly complicated operating and regulatory environment, that the Company completed $3.5 billion of new financings including paying out approximately 20% of the Company’s market value and that the finance organization assisted the acquisition and integration process well. The Compensation Committee noted that there were no significant audit or accounting issues and that financial statements, internal reporting and public reporting were timely and accurate.

•

Mr. Laubenthal should be awarded a bonus of $600,000 for fiscal 2014, or 120% of his target bonus. The increase in Mr. Laubenthal’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Laubenthal drove substantial staff changes in 2014, that Mr. Laubenthal was a leader and major contributor to the strong performance in another busy and hectic year, that Mr. Laubenthal was integral to the integration of the 2013 and 2014 acquisitions, that Mr. Laubenthal did a good job at succession planning and filled a majority of key jobs internally during a period with a high rate of change, while maintaining performance, that Mr. Laubenthal developed and implemented a process for continual training of operating unit managers and that Mr. Laubenthal dealt with the Company openly with respect to his plans for early retirement and demonstrated flexibility with respect thereto and assisted in the succession planning and transition planning process.

•

Mr. Henderson should be awarded a bonus of $340,000 for fiscal 2014, or 116% of his target bonus. The increase in Mr. Henderson’s bonus over his target bonus was, among other factors, attributable to the observations that the operating units under Mr. Henderson’s control had good results financially and operationally in 2014, that Mr. Henderson continues to upgrade talent and foster talent development, especially at new acquisitions, that Mr. Henderson provided significant assistance with acquisitions and that Mr. Henderson is trustworthy and has good judgment and is a solid contributor proactively managing during a period of rapid change.

•

Mr. Iversen should be awarded a bonus of $285,000 for fiscal 2014, or 107% of his target bonus. The increase in Mr. Iversen’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Iversen enhanced the mergers and acquisitions function, with a good ability to implement value initially and assess management of acquired businesses.

For 2014, Mr. Howley’s target bonus was set at 125% of his annual salary or, in dollars, $1,300,000. The Compensation Committee evaluated Mr. Howley’s achieved performance, including the factors set forth above, and concluded that Mr. Howley’s leadership has been integral to the delivery of stockholder value and growth for the Company, both organically and through acquisitions, and that Mr. Howley does a good job at developing the Company’s leadership team for the future. Based on the foregoing, the Compensation Committee determined that Mr. Howley should be awarded a bonus of $1,325,000 for fiscal 2014, or 102% of his target bonus.

In July 2014, in response to investor comments recommending less discretion on the part of the Compensation Committee in determining annual incentive payments, the Compensation Committee adopted a new bonus program, to be effective for fiscal 2015. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements. The award will be non-discretionary and based on the financial performance of the Company as follows:

•

(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

The Compensation Committee may increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

Perquisites

Mr. Howley’s use of the corporate aircraft terminated effective December 31, 2013 pursuant to his employment agreement. The Company provided no other perquisites in 2014.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. The Company and Mr. Howley have since entered into amended and restated employment agreements, most recently in August 2014.

Prior to the Company’s initial public offering, in November 2005, the Company entered into similar employment agreements with Messrs. Rufus and Laubenthal to ensure their continuity with the Company. Those agreements have been amended, most recently effective October 1, 2012. In addition, the Company entered into similar employment agreements with Messrs. Henderson and Iversen in February 2011 to ensure their continuity with the Company as well, each of which was amended effective October 1, 2012.

For a description of the employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

At the Company’s 2011 annual meeting, approximately 98% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

At the Company’s 2012 annual meeting, approximately 56% of the votes cast on the proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. The Company’s compensation program in 2012 was nearly identical to that in 2011; however, Mr. Howley received a bi-annual grant of options in fiscal 2012, which gave the appearance of a large increase in income. Proxy advisory firms recommended a vote against the Say on Pay proposal citing concerns about 280G gross-ups.

In light of the results of the Company’s Say-On-Pay vote in 2012, the Compensation Committee engaged Meridian Compensation Partners to consult with it regarding issues related to the Say-On-Pay vote and asked management to reach out to investors to discuss the Company’s pay practices. Management discussed the Company’s compensation practices with at least 76 representatives of 41 of the Company’s stockholders, representing over half of the Company’s voting power. Of the 76 persons with whom the Company spoke, 65 were portfolio managers or analysts representing 38 stockholders who collectively held 49% of the Company’s shares. Managers and analysts, who make investment decisions regarding the Company’s stock, were nearly unanimously in favor of the Company’s compensation practices and thought very favorably of the performance aspect of the Company’s compensation policies. The 11 governance specialists with whom the Company spoke represented seven stockholders representing 16% of the Company’s shares. The governance specialists with whom the Company spoke were also generally in favor of the Company’s compensation as a whole; however, some of them had specific practices they did not like. Particularly, governance specialists at three of the seven stockholders were opposed to 280G gross ups. The Company believes many of the governance specialists relied heavily on the recommendations of proxy advisory firms in their assessments of Say-On-Pay. The governance specialists noted the Company’s unique compensation structure based on its history as a private equity portfolio company and suggested that additional compensation disclosure would be beneficial to better understand the Company’s pay practices. In response, disclosure regarding the Company’s pay practices was expanded in 2013 and significantly further expanded in this proxy statement. 280G gross ups were also eliminated.

At the Company’s 2013 annual meeting, approximately 97% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly changes its pay practices in 2012 as compared to 2011, but proxy advisory firms did recommend a vote in favor of the Say on Pay proposal in 2012 despite the consistency of pay practices – presumably, because Mr. Howley did not receive an option award and therefore the magnitude of pay as set forth in the table was significantly lower than the prior year.

Between the 2013 annual meeting and the solicitation of proxies for the 2014 annual meeting, the Company continued its dialogue with stockholders regarding compensation practices. The Company once again engaged Meridian Compensation Partners and Alliance Advisors to consult with the Company regarding its Say-on-Pay vote and together, the Company and its advisers devised a stockholder outreach plan specific to compensation issues. The intention of the outreach plan was to educate stockholders on the nuances of the Company’s pay-for-performance compensation plan, to clarify any questions regarding the Company’s compensation practices and to address the magnitude of the performance-related pay in fiscal 2014. As part of the plan, the Company spoke with over 40 representatives of 24 of the Company’s stockholders representing approximately 40% of the Company’s voting power. Seven of the representatives were governance specialists, with the balance comprised of portfolio managers or analysts. In response to the stockholder outreach conducted over the two-year period, disclosure regarding the Company’s pay practices was significantly expanded.

In connection with the Company’s solicitation of proxies for its 2014 annual meeting, the Company spoke with over 30 stockholders representing approximately 58% of the Company’s voting power. Seven of the conversations were with governance specialists, with the balance comprised of portfolio managers and analysts. Unanimously, the portfolio managers and analysts were in favor of the Company’s compensation system. Generally, the governance specialists were in favor of the Company’s pay-for-performance compensation as a whole, but still noted criticisms of various specific practices or concern regarding magnitude. Criticisms of specific practices were varied, with investors sometimes having diametrically opposed viewpoints on their preferences regarding compensatory practices.

At the Company’s 2014 annual meeting, approximately 65% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly change its pay practices in 2013 as compared to 2012. Variations in compensation, as reported in the Summary Compensation Table, are caused primarily by (1) the “saw-tooth” biennial option granting pattern of the Company described above and (2) in fiscal 2013, the extraordinary return to stockholders in the form of dividends aggregating $34.85 per share, in which all optionholders participate by way of dividend equivalent payments paid on performance-vested options. Proxy advisory firms recommended a vote against the Say on Pay proposal in 2014.

Since the 2014 annual meeting, the Company has continued its dialogue with stockholders regarding compensation practices. Since the 2014 annual meeting, the Company has continued its dialogue with its stockholders. In response to its stockholder outreach and the 2014 Say on Pay vote, the Company has made the following changes to its compensation program as previously discussed:

•	Entered into a new employment agreement for Mr. Howley, which increased Mr. Howley’s equity retention requirement to $10,000,000 and includes a requirement to hold $5,000,000 of stock;

•	Required other executive officers to hold half of their equity retention limits in stock;

•	Determined to issue Mr. Howley annual option grants, rather than bi-annual grants;

•	Benchmarked Mr. Howley’s total compensation (exclusive of dividend equivalents) against the Company’s peer group;

•	Set forth the method for determining the size of Mr. Howley’s annual option grants;

•	Adopted a new non-discretionary bonus program based on the achievement of EBITDA As Defined and annual operating performance;

•	Amended its Insider Trading Policy to prohibit pledges, hedges and holding Company stock in margin accounts;

•	Eliminated restricted stock and other broad equity awards from the 2014 Stock Option Plan; and

•	Eliminated “liberal” share recycling from the 2014 Stock Option Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks And Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2014 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2014	1,030,000	1,325,000	—	27,890,400	30,245,400
Chairman and Chief Executive Officer	2013	973,375	1,240,000	15,879,500	46,121,781	64,214,656
	2012	841,250	1,200,000	—	1,265,041	3,306,291
Gregory Rufus,	2014	495,625	340,000	—	5,951,250	6,786,875
Executive Vice	2013	470,250	330,000	3,629,600	10,291,086	14,720,936
President, Chief Financial	2012	410,000	330,000	—	235,969	975,969
Officer and Secretary
Raymond Laubenthal,	2014	618,750	600,000	—	11,382,667	12,601,417
President and Chief Operating Officer	2013	584,625	530,000	4,877,275	19,818,374	25,810,274
	2012	528,875	550,000	—	299,827	1,378,702
Robert Henderson,	2014	445,000	340,000	—	6,828,083	7,613,083
Executive Vice President	2013	420,375	320,000	3,062,475	11,018,446	14,821,796
	2012	386,375	330,000	—	239,420	955,795
Bernt Iversen II,	2014	403,750	285,000	—	5,640,450	6,329,200
Executive Vice President	2013	377,125	265,000	2,949,050	8,109,095	11,700,270
	2012	342,675	250,000	—	104,256	696,881

(1)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(2)	Amounts shown for Mr. Howley include $27,875,000 in dividend equivalent payments on vested options relating to the $25.00 dividend paid in July 2014, as well as $15,400 in 401(k) contributions by the Company.

Amounts shown for Mr. Rufus include: $5,935,500 in dividend equivalent payments on vested options relating to the $25.00 dividend paid in July 2014, as well as $15,750 in 401(k) contributions by the Company.

Amounts shown for Mr. Laubenthal include: $11,366,500 in dividend equivalent payments on vested options relating to the $25.00 dividend paid in July 2014, as well as $16,167 in 401(k) contributions by the Company.

Amounts shown for Mr. Henderson include: $6,812,500 in dividend equivalent payments on vested options relating to the $25.00 dividend paid in July 2014, as well as $15,583 in 401(k) contributions by the Company.

Amounts shown for Mr. Iversen include: $5,625,000 in dividend equivalent payments on vested options relating to the $25.00 dividend paid in July 2014, as well as $15,450 in 401(k) contributions by the Company.

Grants of Plan Based Awards in Last Fiscal Year

No options or other equity or non-equity incentive plan awards were granted in fiscal 2014 to the named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2014 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award. The table also shows the number of unexpired options granted to the named executive officers and the percentage of those options that continue to be held by them.

Name	Number of Securities Underlying Unexpired Options (#) Granted	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley	800,000	605,000		—		27.08	11/17/2018
	510,000	510,000	(1)	—		82.67	03/04/2021
	350,000	—		350,000	(2)	130.09	11/19/2022

Gregory Rufus	29,920	14,920	(3)	—		13.37	10/01/2015
	150,000	105,000				27.08	11/17/2018
	80,000	75,000		—		82.67	03/04/2021
	80,000	—		80,000	(2)	130.09	11/19/2022

Raymond Laubenthal	194,480	81,045		—		13.37	10/01/2015
	215,000	215,000		—		27.08	11/17/2018
	130,000	70,000		—		82.67	03/04/2021
	107,500	—		107,500	(2)	130.09	11/19/2022

Robert Henderson	175,000	160,000		—		27.08	11/17/2018
	80,000	71,500		—		82.67	03/04/2021
	67,500	—		67,500	(2)	130.09	11/19/2022

Bernt Iversen	100,000	38,640		—		22.21	06/15/2016
	60,000	60,000		—		27.08	11/17/2018
	50,000	50,000		—		70.45	12/10/2020
	65,000	65,000		—		82.67	03/04/2021
	65,000	—		65,000	(2)	130.09	11/19/2022

(1)	The options for Mr. Howley include 100,000 options owned by Bratenahl Capital Partners, L.P. By virtue of his indirect ownership therein, Mr. Howley may be deemed to be the beneficial owner of the options that are owned by Bratenahl. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned expect to the extent of any pecuniary interest therein.
(2)

Represents options that vest as follows: 12.5% if the annual operating performance (“AOP”) (as hereinafter defined) is at least $60.53 per diluted share and up to 50% if the AOP is at least $85.67 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $66.59 per diluted share and up to 50% if the AOP is at least $100.66 per diluted share on

September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(3)	The options for Mr. Rufus include 14,920 options, all of which are currently exercisable at a price of $13.37, owned by a trust for the benefit of Mr. Rufus’ children. Mr. Rufus disclaims beneficial ownership of all options owned by the trust and reported herein as beneficially owned.

Option Exercises in 2014 and 2014 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2014. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley	—	—
Gregory Rufus(1)	80,000	12,091,212
Raymond Laubenthal(2)	153,435	22,300,446
Robert Henderson(3)	53,420	7,931,810
Bernt Iversen(4)	11,360	1,726,379

(1)	Includes exercise of 5,000 options with a “realized” value of $703,800 where Mr. Rufus continues to hold the underlying shares.
(2)	Includes exercise of 40,000 options with a “realized” value of $3,404,000 where Mr. Laubenthal continues to hold the underlying shares.
(3)	Includes exercise of 8,500 options with a “realized” value of $782,199 where Mr. Henderson continues to hold the underlying shares.
(4)	Includes exercise of 5,010 options with a “realized” value of $763,942 where Mr. Iversen continues to hold the underlying shares.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2014, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. Notwithstanding the foregoing, if Mr. Howley resigns for Good Reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his salary and bonus amounts. In addition, for the period during which Mr. Howley is eligible to receive benefits under COBRA, the

Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2014, he would have received approximately $5,122,619 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was by reason of a change in title to Executive Chairman, he would have received approximately $2,782,619 in base salary, bonus and benefits.

Mr. Howley’s stock option agreements of November 2012 granting him 350,000 options vesting in 2016 and 2017 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment had terminated for the aforementioned reasons on or after October 1, 2013 but prior to October 1, 2014, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2014 but prior to October 1, 2015, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2015 but prior to October 1, 2016, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2016 but prior to October 1, 2017, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2017, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2014, 20% of his options would be permitted to continue to vest in accordance with their terms.

Pursuant to the terms of their respective employment agreements, if Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2014, none of Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. Further, for the period during which he is eligible for COBRA benefits, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Rufus had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2014, he would have received approximately $839,654 in base salary, bonus and benefits; if Mr. Laubenthal had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2014, he would have received approximately $1,169,078 in base salary, bonus and benefits; if Mr. Henderson had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2014, he would have received approximately $779,654 in base salary, bonus and benefits; and if Mr. Iversen had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2014, he would have received approximately $690,578 in base salary, bonus and benefits.

In addition, the option grants in November 2012 for Messrs. Rufus, Laubenthal, Henderson and Iversen have post-employment vesting provisions identical to those described above for Mr. Howley. If Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2014, 20% of his options would be permitted to continue to vest in accordance with their terms.

The Company’s stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2014, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen would have had 350,000, 80,000, 107,500, 67,500 and 65,000 options, respectively, vest, with a realized value of $18,984,000, $4,339,200, $5,830,800, $3,661,200 and $3,525,600, respectively (assuming the change in control price was $184.33, the closing price of the Company’s stock on the NYSE on September 30, 2014).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2014, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)	Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)		Voluntary Termination without Good Reason ($)
W. Nicholas Howley(2)	24,106,619	—	5,122,619	5,122,619	5,122,619	(3)	—
Gregory Rufus	4,339,200	—	839,654	839,654	839,654		—
Raymond Laubenthal	5,830,800	—	1,169,078	1,169,078	1,169,078		—
Robert Henderson	3,661,200	—	779,654	779,654	779,654		—
Bernt Iversen II	3,525,600	—	690,578	690,578	690,578		—

(1)	Except for Mr. Howley (see note (2)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.
(2)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

(3)	In the event that Mr. Howley’s termination for good reason was by reason of his change in title to Executive Chairman, Mr. Howley would receive only $2,782,619.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

W. Nicholas Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Chief Executive Officer and Chairman of the Board of the Company, was most recently amended and restated in August 2014.

Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on July 31, 2019. The agreement does not have a provision for renewal. The annual base salary is $1,040,000, subject to annual review; the base salary may be increased but not decreased subject to such review. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in the Company’s annual cash bonus plan with a target bonus of 125% of his base salary, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent (it being understood that a change in Mr. Howley’s title to Executive Chairman shall not constitute good reason so long as Executive Chairman is a full time employee position, Mr. Howley has duties that are consistent with those customarily associated with the title of Executive Chairman and that are acceptable to Mr. Howley and there is no reduction in his compensation or benefits); (ii) a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; (iii) Mr. Howley is not re-elected to the Board of Directors; (iv) the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (v) any material breach of the employment agreement by the Company); or (vi) there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as defined in the employment agreement) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed the Company will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. Notwithstanding the foregoing, if Mr. Howley resigns for Good Reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his salary and bonus amounts. In addition, for the period during which Mr. Howley is eligible to receive benefits under COBRA, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with COBRA at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The employment agreement provides that Mr. Howley will receive annual grants of options valued at $10,600,000 on a Black Scholes basis (assuming consistent application of the assumptions, other than the price of the stock, and valued using the average closing prices for the 45 trading days immediately prior to the grant date), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2015 will vest at completion of the fifth fiscal year after the grant; the options granted in fiscal 2016 and 2017 will vest at completion of the fourth fiscal year after the grant; and the options granted in fiscal 2018 and 2019 will vest at completion of the third fiscal year after the grant. The options will include provisions with regard to post-employment vesting. More specifically, with respect to the options granted in fiscal 2015, if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2015 but prior to October 1, 2016, 30% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2016 but prior to October 1, 2017, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2017 but prior to October 1, 2018, 80% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2018 but prior to October 1, 2019, 90% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2019, 100% of the remaining unvested options may continue to vest in accordance with their terms. With respect to options granted in fiscal 2016 and 2017, if Mr. Howley’s employment terminates for the aforementioned reasons after the first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant, 30% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons after the second fiscal year end following the date of grant but on or prior to the third fiscal year end following the date of grant, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons after the third fiscal year end following the date of grant but on or prior to the fourth fiscal year end following the date of grant, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons after the fourth fiscal year end following the date of grant, 100% of the remaining unvested options may continue to vest in accordance with their terms. With respect to options granted in fiscal 2018 and 2019, if Mr. Howley’s employment terminates for the aforementioned reasons after the first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant, 33% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons after the second fiscal year end following the date of grant but on or prior to the third fiscal year end following the date of grant, 66% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons after the third fiscal year end following the date of grant, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. The employment agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination.

Mr. Howley will be required to hold stock or vested in-the-money options, with a value of at least $10,000,000 and at least $5,000,000 of that must be held in stock.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

In 2005 Gregory Rufus and Raymond Laubenthal entered into employment agreements with the Company to serve as Executive Vice President and Chief Financial Officer and President, respectively, of the Company. The employment agreements were amended to conform with the provisions of Section 409A under the Internal Revenue Code on in 2008. The initial terms of the employment agreements expired in 2010 but were automatically extended for an additional two year period. In February, 2011, Mr. Rufus and Mr. Laubenthal entered into new amended and restated employment agreements with the Company extending the term of the agreement through December 31, 2015. Mr. Laubenthal retired effective December 31, 2014; therefore his employment agreement has been terminated.

In February, 2011 each of Messrs. Robert Henderson and Bernt Iversen entered into employment agreements with the Company to serve as Executive Vice Presidents of the Company. Unless earlier terminated by the Company or Messrs. Henderson or Iversen, as the case may be, the terms of their agreements extend until October 1, 2016.

Unless the Company or the executive elects not to renew the term, upon expiration of the current term of each executive’s employment agreement, the agreement will automatically be extended for an additional two-year period. As of September 30, 2014, Mr. Rufus’, Mr. Laubenthal’s, Mr. Henderson’s

and Mr. Iversen’s respective annual base salaries were $482,500, $600,000, $430,000 and $385,000. Under the terms of the employment agreements, which annual base salary is subject to annual review but may be increased and not decreased subject to such review. In addition, under the terms of their respective employment agreements, Mr. Rufus, Mr. Henderson and Mr. Iversen are entitled to participate in (and Mr. Laubenthal was, through December 31, 2014, entitled to participate in) the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The employment agreements provide that if Mr. Rufus, Mr. Henderson or Mr. Iversen is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; any material breach of this Agreement by the Company; or due to his death or disability (as defined in his employment agreement).

the Company will pay (or would have paid) the executive officer, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer (or would have offered) to the executive officer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to him that is not greater than the monthly cost that he is charged for coverage as of the date of termination. Mr. Laubenthal’s agreement also contained such provisions.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Relationship with Satair A/S

Through December 31, 2013, Mr. Staer was the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. Mr. Staer retired from Satair on December 31, 2013. Mr. Staer was elected to the Board of Directors on January 20, 2012. Until October 2011, Mr. Howley was a director of Satair and served on Satair’s compensation committee. In the year ended September 30, 2014, Satair purchased parts from subsidiaries of the Company with an aggregate purchase price of approximately $82 million, representing approximately 3.5% of the Company’s net sales.

Acquisition of AmSafe

In February 2012, the Company purchased AmSafe Global Holdings, Inc. for approximately $750 million in cash from a group indirectly controlled by Berkshire Partners LLC (“Berkshire”) and Greenbriar Equity Group LLC. At the time of the sale, affiliates of Berkshire indirectly held approximately 37.5% of the equity of AmSafe. Affiliates of Berkshire also hold greater than 5% of the outstanding equity of the Company and Mr. Robert Small, a managing director of Berkshire, serves on the Board of Directors of the Company (but did not serve on the board of directors of AmSafe). Mr. Small recused himself from deliberations regarding the potential acquisition and abstained from the vote of the Company’s Board of Directors in approving the AmSafe acquisition transaction.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Peter Palmer filed a late Form 4 on August 27, 2014 relating to an exercise of options and sale of stock on February 25, 2014 and a late Form 4 on January 6, 2015 relating to a purchase of shares on August 28, 2014, Mr. Rufus filed a late Form 4 on August 4, 2014 relating to an exercise of options on July 21, 2014, Mr. Laubenthal filed a late Form 4 on July 10, 2014 relating to an exercise of options on July 3, 2014, Mr. Small filed a late Form 4 on June 6, 2014 relating to purchases of stock by Stockbridge on June 3, 2014 and all of the outside directors filed late Form 4s on May 2, 2014 (and May 8, 2014 for Mr. Small) relating to the receipt of stock option grants on April 24, 2014.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2014 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Douglas W. Peacock

Robert Small

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so for the fiscal year ending September 30, 2015. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2013 and 2014 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $2,730,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2013 and approximately $2,942,000 during fiscal year ended September 30, 2014.

Audit-Related Fees

Ernst & Young billed the Company approximately $310,000 in fees for professional services rendered during the fiscal year ended September 30, 2014. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions. Ernst & Young did not perform any audit-related professional services in fiscal year 2013.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $234,000 in fees for professional services rendered for the fiscal year ended September 30, 2013 and approximately $399,000 for the fiscal year ended September 30, 2014. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

Ernst & Young billed the Company approximately $3,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2014. No services were provided the Company by Ernst & Young during the year ended September 30, 2013 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2015. Proxies will be voted FOR approval of the proposal unless otherwise specified.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2016 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 24, 2015. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2016 Annual Meeting of Stockholders between November 5, 2015 and December 5, 2015. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2015 Annual Meeting of Stockholders between December 5, 2015 and January 4, 2016. The chairman of the 2016 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS

Secretary

TRANSDIGM GROUP INCORPORATED THE TOWER AT ERIEVIEW 1301 EAST 9TH STREET, SUITE 3000 CLEVELAND, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80747-P58230                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSDIGM GROUP INCORPORATED				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	William Dries
	02)	W. Nicholas Howley
	03)	Raymond Laubenthal
	04)	Robert Small
The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.								☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2015.								☐	☐	☐
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M80748-P58230

TRANSDIGM GROUP INCORPORATED
Annual Meeting of Stockholders
March 5, 2015 at 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 5, 2015 at the Annual Meeting of Stockholders to be held on March 5, 2015, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 22, 2015 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, and FOR Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accounts).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side